Filed pursuant to Rule 424(b)(3)

Registration No. 333-284957

PROSPECTUS SUPPLEMENT NO. 10

(to the Prospectus dated August 4, 2025)

Currenc Group Inc.

Secondary Offering of

Up to 50,070,187 Ordinary Shares

This prospectus supplement (this “Prospectus Supplement No. 10”) is part of the prospectus of Currenc Group, Inc. (the “Company”), dated August 4, 2025 (the “Prospectus”), which forms a part of the Company’s registration statement on Form F-1 (Registration No. 333-284957) (the “Registration Statement”), related to the offer and resale from time to time, upon the expiration of lock-up agreements, if applicable, of the Company’s Ordinary Shares by the Selling Securityholders of: (i) up to 20,000,000 Ordinary Shares that we may, in our sole discretion, elect to sell to Arena from time to time after the date of this prospectus, pursuant to the ELOC Purchase Agreement; (ii) up to 600,000 Ordinary Shares the issuable to Arena as a commitment fee upon the execution of ELOC Purchase Agreement; (iii) 81,818 Ordinary Shares issued to Roth pursuant to the Roth Agreement; (iv) 1,027,996 Ordinary Shares issued to Pine Mountain Holdings upon the conversion of certain convertible notes; (v) 3,007,746 Ordinary Shares issued to Tian Ye pursuant to the Creditor Share Purchase Agreement, (vi) 1,570,324 Ordinary Shares issued to Tang In Ha pursuant to the Creditor Share Purchase Agreement, (vii) 2,659,273 Ordinary Shares issued to Lao Wai Hong pursuant to the Creditor Share Purchase Agreement, (viii) 3,820,494 Ordinary Shares issued to Wong Nga Man pursuant to the Creditor Share Purchase Agreement, (ix) 3,419,572 Ordinary Shares issued to Chu Shuk Mei pursuant to the Creditor Share Purchase Agreement, (x) 3,449,510 Ordinary Shares issued to Wong Man San pursuant to the Creditor Share Purchase Agreement, (xi) 3,477,818 Ordinary Shares issued to Huang Yafangzhou pursuant to the Creditor Share Purchase Agreement, (xii) 3,477,818 Ordinary Shares issued to Sit Yi Sze pursuant to the Creditor Share Purchase Agreement, and (xiii) 3,477,818 Ordinary Shares issued to Yik Pui Han Pauline pursuant to the Creditor Share Purchase Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

The purpose of this Prospectus Supplement No. 10 is to update and supplement the information included in the Prospectus with the information contained in our Reports on Form 6-K which were submitted to the U.S. Securities and Exchange Commission (the “SEC”) on May 8, 2026, June 24, 2026 and September 2, 2026 and are included immediately following the cover page of this Prospectus Supplement No. 10.

This Prospectus Supplement No. 10 is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and information in this Prospectus Supplement No. 10 from time to time by filing amendments to the Registration Statement or other supplements to the Prospectus, as required. You should read the entire Prospectus, this Prospectus Supplement No. 10 and any amendments to the Registration Statement or subsequent supplements to the Prospectus carefully before you make your investment decision.

The Ordinary Shares are listed on the Nasdaq Global Market LLC (“Nasdaq”) under the symbol “CURR”. On September 14, 2026 the last reported price of our Ordinary Shares, as reported on the Nasdaq, was $3.40.

Investing in our securities involves risks. See “Risk Factors” beginning on page 42 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus, as supplemented by this Prospectus Supplement No. 10, is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 10 is September 15, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of May 2026

Commission File No. 001-41079

Currenc Group Inc.

(Translation of registrant’s name into English)

410 North Bridge Road,

Spaces City Hall,

Singapore

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F

Form 20-F ☒ Form 40-F ☐

Information Contained in this Report

On May 28, 2026, Currenc Group Inc. (Nasdaq: CURR) (“Currenc” or the “Company”) announced the appointment of Kelly Leung as Venture Partner, effective immediately. Ms. Leung will advise the Company’s board and executive leadership on strategic partnerships, partner network expansion, platform adoption initiatives, and additional growth initiatives across Web3, AI, and digital asset sectors.

Ms. Leung brings over 25 years of experience in global strategic alliances, cross-border business development, and Web3 ecosystem development. She is currently the Co-Founder of ChainFoundry Group, an alternative asset investment platform and venture studio focused on tokenization, Web3 strategy, and digital transformation initiatives for enterprises and traditional businesses. Previously, Ms. Leung served as Vice President of Strategic Alliances and Board Member of Animoca Brands KK (Japan), as well as Chief Strategy Officer of MADworld, where she supported the development of strategic partnerships, ecosystem initiatives, and international business expansion across Asia and global markets.

A copy of the Company’s press release dated May 28, 2026 announcing the appointment of Ms. Leung is furnished as Exhibit 99.1 to this Report on Form 6-K.

The information furnished in this Report on Form 6-K, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such a filing.

Forward-Looking Statements

This Report on Form 6-K, including Exhibit 99.1 hereto, contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include, among other things, statements regarding future strategic partnerships, partner network expansion, platform adoption initiatives, and additional growth initiatives across Web3, AI, and digital asset sectors. Important factors that could cause actual results to differ materially are included in Currenc’s filings with the U.S. Securities and Exchange Commission. Currenc undertakes no obligation to update any forward-looking statements except as required by applicable law.

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Currenc Group Strengthens Web3 and AI Expansion with Appointment of Kelly Leung as Venture Partner

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 28, 2026

CURRENC GROUP INC.

By:	/s/ Wan Lung Eng
Name:	Wan Lung Eng
Title:	Chief Financial Officer

Exhibit 99.1

Currenc Group Strengthens Web3 and AI Expansion with Appointment of Kelly Leung as Venture Partner

SINGAPORE, May 28, 2026 (GLOBE NEWSWIRE) — Currenc Group Inc. (Nasdaq: CURR) (“Currenc” or the “Company”), a fintech pioneer empowering financial institutions worldwide with artificial intelligence (“AI”) solutions, today announced the appointment of Kelly Leung as Venture Partner, effective immediately, as the Company continues expanding its strategic initiatives across Web3, AI infrastructure, and digital asset markets.

Ms. Leung will advise the Company’s board and executive leadership on strategic partnerships, partner network expansion, platform adoption initiatives, and additional growth initiatives across Web3, AI, and digital asset sectors.

Ms. Leung brings over 25 years of experience in global strategic alliances, cross-border business development, and Web3 ecosystem development. She is currently the Co-Founder of ChainFoundry Group, an alternative asset investment platform and venture studio focused on tokenization, Web3 strategy, and digital transformation initiatives for enterprises and traditional businesses.

Previously, Ms. Leung served as Vice President of Strategic Alliances and Board Member of Animoca Brands KK (Japan), as well as Chief Strategy Officer of MADworld, where she supported the development of strategic partnerships, ecosystem initiatives, and international business expansion across Asia and global markets.

“Kelly’s experience across Web3 ecosystems, strategic partnerships, and international markets will support Currenc’s continued expansion across AI infrastructure and digital asset initiatives,” said Alex Kong, Executive Chairman and Chief Executive Officer of Currenc. “Her global network and experience across enterprise and digital asset ecosystems will further strengthen the Company’s long-term strategic development and international expansion initiatives.”

As Venture Partner, Ms. Leung will focus on:

●	Supporting strategic partnerships and ecosystem development initiatives;
●	Expanding institutional, enterprise, and investor relationships across key global markets;
●	Advising on Web3, AI, and digital asset-related growth opportunities; and
●	Supporting corporate development and strategic expansion initiatives.

Ms. Leung commented, “Currenc is building a unique platform at the intersection of fintech, AI infrastructure, and digital assets. I look forward to supporting the Company’s strategic partnerships and ecosystem expansion initiatives as it continues to grow its global presence.”

About Currenc Group Inc.

Currenc Group Inc. (Nasdaq: CURR) is a global fintech, AI infrastructure and digital asset technology company dedicated to transforming financial services through AI and next-generation technologies. The Company empowers financial institutions worldwide with comprehensive AI solutions, including SEAMLESS AI Call Centre and other AI-powered agents designed to reduce costs, increase efficiency and enhance customer satisfaction for banks, insurance, telecommunications companies, government agencies and other enterprises. The Company’s digital remittance platform also enables e-wallets, remittance companies, and corporations to provide real-time, 24/7 global payment services, advancing financial access across underserved communities.

Safe Harbor Statement

This press release contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. In some cases, forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “target,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. Further information regarding these and other risks, uncertainties, or factors is included in the Company’s filings with the SEC. All information provided in this press release is as of the date of this press release, and the Company does not undertake any duty to update such information, except as required under applicable law.

Investor & Media Contact

Currenc Group Investor Relations
Email: investors@currencgroup.com

Source: Currenc Group Inc.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of June 2026

Commission File No. 001-41079

Currenc Group Inc.

(Translation of registrant’s name into English)

410 North Bridge Road,

Spaces City Hall,

Singapore

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F

Form 20-F ☒ Form 40-F ☐

Information Contained in this Report

On June 17, 2026, Currenc Group Inc. (Nasdaq: CURR) (“Currenc” or the “Company”) announced that the board of directors of the Company (the “Board”) unanimously ratified and approved the immediate suspension of active business operations of its indirect subsidiary, PT Walletku Indompet Indonesia (together with its subsidiaries, “WalletKu”), operating in the digital payments and airtime distribution sector in Indonesia, due to an ongoing lack of working capital and the permanent forfeiture of its commercial status as an Authorized Indosat Distributor. The Board further ratified and approved the termination of all of WalletKu’s remaining workforce, the settlement of outstanding third-party vendor debts related to the operation of WalletKu, and the suspension of all business activities pending the full discharge of WalletKu’s outstanding financial liabilities. The Company has authorized the allocation of up to US$150,000 from the holding company level, to be deployed periodically through September 2026, for the settlement of WalletKu’s employee severance liabilities and outstanding third-party debts. As disclosed in the Company’s FY2025 financial results, WalletKu’s local airtime revenues declined 46.9% year-over-year to US$7.7 million, and WalletKu’s net loss was US$0.45 million for FY2025. The Board and management of the Company believe that the cessation of WalletKu’s legacy airtime distribution operations, which had experienced significant revenue declines, is expected to contribute to an improvement in group-level loss metrics. While the Company believes that a fully capitalized and operational WalletKu may have represented a positive contributor to the Company’s business, the Board determined that the suspension of active business operations in the current circumstances was in the best interests of the Company and its shareholders.

This Report on Form 6-K is incorporated by reference into the registration statement on Form S-8 (File No. 333-288771) of the Company, filed with the Commission, to be a part thereof from the date on which this report is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

Forward-Looking Statements

This Report on Form 6-K, including Exhibit 99.1 hereto, contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include, among other things, statements regarding the expected impact of the suspension of WalletKu’s operations on the Company’s financial results and loss metrics, the settlement of WalletKu’s employee severance and third-party creditor obligations, the potential resumption of operations under the WalletKu entity, future operations of certain segments of the Company, and the Company’s ongoing restructuring activities. Important factors that could cause actual results to differ materially are included in Currenc’s filings with the U.S. Securities and Exchange Commission. Currenc undertakes no obligation to update any forward-looking statements except as required by applicable law.

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release of Currenc Group Inc., dated June 24, 2026, titled “Currenc Group Executes Strategic Restructuring of Indonesian WalletKu Subsidiary to Refocus on High-Growth AI & Web3 Roadmap”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2026

CURRENC GROUP INC.

By:	/s/ Wan Lung Eng
Name:	Wan Lung Eng
Title:	Chief Financial Officer

Exhibit 99.1

FOR IMMEDIATE RELEASE

Currenc Group Executes Strategic Restructuring of Indonesian WalletKu Subsidiary to Refocus on High-Growth AI & Web3 Roadmap

SINGAPORE, June 24, 2026 (GLOBE NEWSWIRE) — Currenc Group Inc. (Nasdaq: CURR) (“Currenc” or the “Company”), a leading AI-powered fintech provider serving financial institutions globally, today announced a targeted operational restructuring for its indirect Indonesian digital payments subsidiary PT Walletku Indompet Indonesia (“WalletKu”), aligned with the Group’s long-term strategy to prioritize high-margin artificial intelligence and Web3 verticals and unlock sustainable shareholder value.

After thorough strategic review of WalletKu’s legacy airtime distribution business, the Company has initiated a temporary pause of active transactional operations for the division. This deliberate operational suspension follows sustained structural headwinds facing cross-border airtime remittance across Southeast Asia, including widespread free Wi-Fi penetration that has materially reduced regional demand for Malaysia-Indonesia airtime transfer services. Due to these headwinds, WalletKu has experienced an ongoing lack of working capital, which resulted in the cessation of its status as an Authorized Indosat Distributor. As outlined in the Company’s FY2025 financial disclosures, WalletKu’s regional airtime revenue saw a 46.9% year-over-year adjustment to US$7.7 million, paired with a full-year net loss of US$0.45 million, trends that highlighted the subsegment’s limited long-term profitability potential relative to Currenc’s core high-growth AI offerings. While the Company believes that a fully capitalized and operational WalletKu may have represented a positive contributor to the Company’s business, the board of directors of the Company has determined that the suspension of active business operations in the current circumstances was in the best interests of the Company and its shareholders.

The temporary operational pause creates a structured framework to streamline WalletKu’s balance sheet, responsibly resolve all outstanding third-party commitments, and deliver orderly workforce transitions. The Company has authorized the allocation of up to US$150,000 from the holding company level, to be deployed periodically through September 2026, for the settlement of WalletKu’s employee severance liabilities and outstanding third-party debts. The operational suspension is engineered to eliminate ongoing drag on consolidated group profitability, sharpen the Company’s margin profile, and redirect capital and operational bandwidth toward the Group’s highest-return AI and Web3 growth lines, which are the core pillars of Currenc’s value creation strategy for shareholders.

Per the restructuring framework, WalletKu will pause all new and in-progress commercial activities throughout the full lifecycle of liability reconciliation. Once all outstanding financial commitments are fully resolved and cleared from the subsidiary’s balance sheet, Currenc will conduct a full strategic review of potential revitalization pathways for WalletKu. Any future reactivation of the business will be contingent upon two key milestones: complete resolution of all legacy obligations and new capital deployment to build a reimagined business model tightly integrated with Currenc’s flagship AI digital financial services ecosystem.

Alex Kong, Founder, Chief Executive Officer, and Executive Chairman of Currenc, commented: “The targeted optimization of WalletKu marks a pivotal milestone in our multi-year strategic shift away from low-margin legacy airtime distribution toward our high-potential AI and Web3 fintech platforms, our primary engines for long-term shareholder value creation. We are executing this reset with full accountability to our team members, business partners, and creditors, following a transparent, structured timeline to settle all outstanding commitments. Upon successful balance sheet remediation, we will evaluate viable recapitalization and revitalization opportunities for WalletKu that align with our AI-first digital finance vision, ensuring any future operations drive meaningful, sustainable profitability for Currenc.”

About Currenc Group Inc.

Currenc Group Inc. (Nasdaq: CURR) is a fintech pioneer dedicated to transforming global financial services through AI. The Company empowers financial institutions worldwide with comprehensive AI solutions, including Seamless AI Call Centre and other AI-powered Agents designed to reduce costs, increase efficiency, and boost customer satisfaction for banks, insurance, telecommunications companies, government agencies, and other financial institutions. The Company’s digital remittance platform also enables e-wallets, remittance companies, and corporations to provide real-time, 24/7 global payment services, advancing financial access across underserved communities. For additional information, please visit https://www.currencgroup.com.

Safe Harbor Statement

This press release contains forward-looking statements made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include, among other things, statements regarding the expected impact of the suspension of WalletKu’s operations on the Company’s financial results and loss metrics, the settlement of WalletKu’s employee severance and third-party creditor obligations, the potential resumption of operations under the WalletKu entity, future operations of certain segments of the Company, and the Company’s ongoing restructuring activities. Important factors that could cause actual results to differ materially are included in Currenc’s filings with the U.S. Securities and Exchange Commission. Currenc undertakes no obligation to update any forward-looking statements except as required by applicable law.

Investor & Media Contact

Currenc Group Investor Relations

investors@currencgroup.com

SOURCE: Currenc Group Inc.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of September 2026

Commission File No. 001-41079

Currenc Group Inc.

(Translation of registrant’s name into English)

410 North Bridge Road,

Spaces City Hall,

Singapore

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F

Form 20-F ☒ Form 40-F ☐

Information Contained in this Report

On August 27, 2026, Seamless Group Inc. (“Seamless”), a wholly-owned subsidiary of Currenc Group Inc. (Nasdaq: CURR) (“Currenc” or the “Company”) entered into a first amendment to that certain loan agreement by and between Seamless, as the borrower, Moca Services Limited, as the lender, a company incorporated under the laws of Hong Kong (“Moca Services”) and Mr. Alexander King Ong Kong, as the guarantor, dated as of January 9, 2026 (the “Existing Loan Agreement” and, as amended, the “Amendment Deed”). The Amendment Deed primarily modifies the Existing Loan Agreement to extend the maturity date of the Existing Loan from three months after closing to fifteen months after closing. The Amendment Deed further amends, among other conforming edits, (i) the total use of proceeds to be paid upon certain capital raise events, (ii) a collateral adjustment provision, (iii) a consent requirement for assignment of the loan and (iv) the ability to cure Nasdaq deficiencies without triggering an event of default.

The Amendment Deed further amends that certain promissory note by and between Seamless, as the borrower, and Moca Services Limited, as the lender, dated as of January 8, 2026 (the “Existing Promissory Note”). The Amendment Deed modifies the Existing Promissory Note to extend the maturity date of the Existing Promissory Note from three months after closing to fifteen months after closing. The Amendment Deed further amends, among other conforming edits, (i) the total use of proceeds to be paid upon certain capital raise events and (ii) a collateral adjustment provision.

The loan is secured by a share mortgage (the “Share Mortgage”) dated January 9, 2026, to which the Company is not a party. Under the Share Mortgage, Pine Mountain Holdings Limited (“Pine Mountain”), a British Virgin Islands company, granted a first legal mortgage and first fixed charge over 1,000,000 fully paid Ordinary Shares of the Company (the “Mortgaged Shares”) in favor of Moca Services as continuing security for Seamless’ obligations. The Mortgaged Shares were transferred into the name of Moca Services at closing and must be transferred back to Pine Mountain upon full repayment. The Share Mortgage was similarly amended by the Amendment Deed.

The foregoing description of the Amendment Deed does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 99.3 and incorporated herein by reference.

This Report on Form 6-K is incorporated by reference into the registration statement on Form S-8 (File No. 333-288771) of the Company, filed with the Commission, to be a part thereof from the date on which this report is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Loan Agreement, dated January 9, 2026, by and among Seamless Group Inc., Moca Services Limited and Alexander King Ong Kong.
99.2	Promissory Note, dated January 8, 2026, by and among Seamless Group Inc., Moca Services Limited and Alexander King Ong Kong.
99.3	Amendment Deed to the Moca Services Loan Agreement and Promissory Note, dated August 27, 2026, by and among Seamless Group Inc., Moca Services Limited, Alexander King Ong Kong and Pine Mountain Holdings Limited.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 2, 2026

CURRENC GROUP INC.

By:	/s/ Wan Lung Eng
Name:	Wan Lung Eng
Title:	Chief Financial Officer

Exhibit 99.1

Exhibit 99.2

Exhibit 99.3